HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date. The final numbers will be found in the prospectus supplement. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary
Total Number of Loans: 335
Total Outstanding Loan Balance ($): 16,779,829
Total Expected Collateral Balance ($): 550,000,100
Total Expected Collateral Balance - Selection ($): 16,409,124
Average Loan Current Balance ($): 50,089

Weighted Average Original LTV (%) *: 99.6
Weighted Average Coupon (%): 11.30
Ann Weighted Average Coupon (%): 0.00
Fixed Weighted Average Coupon (%): 11.30
Weighted Average Margin (%): 0.00
Weighted Average FICO (Non-Zero): 650
Weighted Average Age (Months): 3

% First Liens: 0.0
% Second Liens: 100.0
% Arms: 0.0
% Fixed: 100.0
% Interest Only: 0.0
% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
8.51 - 9.00	15	427,359	2.5	8.86	99.8	659
9.01 - 9.50	8	486,368	2.9	9.41	98.7	675
9.51 - 10.00	44	1,606,193	9.6	9.87	99.2	651
10.01 - 10.50	44	1,977,241	11.8	10.30	99.6	679
10.51 - 11.00	33	2,178,821	13.0	10.75	99.8	680
11.01 - 11.50	41	2,213,827	13.2	11.29	99.6	652
11.51 - 12.00	70	4,043,060	24.1	11.78	99.6	639
12.01 >=	80	3,846,961	22.9	12.71	99.6	621
Total:	335	16,779,829	100.0	11.30	99.6	650
Max: 14.25
Min: 8.71
Wgt Avg: 11.30

		Total	%		WA
FICO	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
476 - 500	2	49,565	0.3	10.04	100.0	498
501 - 525	1	32,207	0.2	9.70	100.0	519
526 - 550	5	232,774	1.4	11.60	100.0	536
551 - 575	1	30,103	0.2	9.99	100.0	553
576 - 600	12	516,264	3.1	11.79	100.0	595
601 - 625	91	4,141,224	24.7	12.02	99.7	614
626 - 650	81	4,295,416	25.6	11.38	99.5	640
651 - 675	80	4,089,285	24.4	11.01	99.4	664
676 - 700	33	1,661,274	9.9	10.80	99.4	685
701 - 725	17	956,619	5.7	10.46	99.5	712
726 - 750	7	360,533	2.1	10.22	100.0	738
751 - 775	5	414,566	2.5	10.42	100.0	763
Total:	335	16,779,829	100.0	11.30	99.6	650
Max: 767
Min: 498
Wgt Avg: 650

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
Scheduled Balance	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
<= 50,000	203	6,523,622	38.9	11.15	99.6	641
50,001 – 100,000	110	7,638,973	45.5	11.35	99.6	654
100,001 – 150,000	21	2,448,634	14.6	11.39	99.3	658
150,001 – 200,000	1	168,600	1.0	13.25	100.0	644
Total:	335	16,779,829	100.0	11.30	99.6	650
Max: 168,600.00
Min: 12,592.34
Wgt Avg: 50,089.04

		Total	%		WA
Original LTV (%)*	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
85.1 – 90.0	2	54,451	0.3	10.08	89.5	647
90.1 – 95.0	20	1,036,866	6.2	11.35	94.3	655
95.1 – 100.0	313	15,688,512	93.5	11.30	100.0	649
Total:	335	16,779,829	100.0	11.30	99.6	650
Max: 100.0
Min: 89.0
Wgt Avg: 99.6

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
0.00	121	5,564,445	33.2	11.54	99.3	644
1.00	8	740,692	4.4	11.97	99.8	652
2.00	162	8,302,335	49.5	11..21	99.7	650
3.00	44	2,172,356	12.9	10.79	99.6	660
Total:	335	16,779,829	100.0	11.30	99.6	650

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
Full	233	10,966,142	65.4	11.31	99.6	636
Reduced	79	4,407,003	26.3	11.21	99.7	673
Stated Income / Stated Assets	17	1,052,995	6.3	11.76	98..9	669
No income / No Assets	6	353,659	2.1	10.57	100.0	721
Total:	335	16,779,829	100.0	11.30	99.6	650

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
Primary	334	16,749,867	99.8	11.30	99.6	650
Investor	1	29,962	0.2	10.24	90.0	665
Total:	335	16,779,829	100.0	11.30	99.6	650

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total			WA
State	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
California	54	4,404,062	26.2	11.25	99.5	656
Florida	35	1,793,086	10.7	11.40	99.8	661
Arizona	17	912,266	5.4	11.57	99.7	648
Texas	28	892,450	5.3	9.88	100.0	627
Illinois	17	880,571	5.2	11.38	99.6	635
Oregon	18	813,905	4.9	11.15	99.6	654
Nevada	10	657,939	3.9	11.65	99.3	660
Washington	13	653,710	3.9	11.37	99.0	653
Maryland	6	486,696	2.9	12.69	100.0	635
Minnesota	13	481,662	2.9	11.78	100.0	631
Tennessee	17	472,248	2.8	9.06	99.2	629
North Carolina	13	395,147	2.4	11.62	99.8	659
Utah	8	376,854	2.2	10.85	97.9	667
New York	4	363,849	2.2	12.14	100.0	634
Virginia	6	354,398	2.1	11.29	99.5	670
Other	76	2,840,986	16.9	11.53	99.5	644
Total:	335	16,779,829	100.0	11.30	99.6	650

		Total	%		WA
Purpose	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
Purchase	240	11,911,194	71.0	11.24	99.9	650
Refinance - Rate Term	13	627,569	3.7	11.48	98.3	651
Refinance - Cashout	82	4,241,066	25.3	11.43	98.9	648
Total:	335	16,779,829	100.0	11.30	99.6	650

		Total			WA
Product	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
Fixed Balloon 30/15	221	11,892,834	70.9	11.37	99.6	652
Fixed Balloon 40/30	1	35,220	0.2	12.50	100.0	539
Fixed Rate	113	4,851,774	28.9	11.11	99.5	645
Total:	335	16,779,829	100.0	11.30	99.6	650

		Total			WA
Property Type	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
Single Family Residence	257	12,540,971	74.7	11.33	99.5	647
PUD	47	2,464,644	14.7	11.04	99.8	657
Condo	19	947,279	5.6	11.37	99.3	652
2 Family	9	652,352	3.9	11.12	100.0	671
3-4 Family	2	144,095	0.9	12.77	100.0	627
Co-op	1	30,488	0.2	10.45	100.0	658
Total:	335	16,779,829	100.0	11.30	99.6	650

Margin (%)

Months to Rate Reset

Maximum Rate (%)

Minimum Rate (%)

Initial Periodic Cap (%)

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Subsequent Periodic Cap (%)

		Total			WA
Interest Only Period (Months)	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
0	335	16,779,829	100.0	11.30	99.6	650
Total:	335	16,779,829	100.0	11.30	99.6	650